To Whom It May Concern:

We hereby consent to the use in the registration statement of GZ6G Technologies Corp. on Form S-1A Amendment #3, filed on September 8, 2021, of our Report of Independent Registered Public Accounting Firm, dated April 15, 2021, on the consolidated balance sheet of GZ6G Technologies Corp. as of December 31, 2020 and 2019, and the related consolidated statements of operations and changes in consolidated stockholders equity and consolidated cash flows for the years then ended and the related notes, which appear in the Form S-1/A Amendment #3.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah
(a dba of Heaton & Company, PLLC)
Farmington, UT
September 8, 2021